EXHIBIT 10.16

Form of Farm Lease Agreement

This lease agreement (this “Agreement”) is made this        day of                     , 2014, by and between                     , a                    limited liability company with principal offices at 8670 Wolff Court, Suite 240, Westminster, CO 80031 (“Landlord”), and                                                      (“Tenant”).

For and in consideration of the rent herein provided, the covenants, agreements, obligations and duties herein that are to be kept and/or performed by Tenant and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, but subject to the terms, conditions, reservations, exceptions and limitations hereinafter set forth, the parties agree to the following:

1.              Description of the Leased Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the purpose of farming, the approximately            acres of real property located in                         ,                     , as more particularly described on Appendix A attached hereto, and made a part hereof (the “Farm”), subject to the terms and conditions set forth in this Agreement.

2.              Effective Date. This Agreement shall become effective automatically, without further action by Landlord or Tenant, on the date of the closing of the initial public offering (the “IPO Closing Date”) of shares of common stock of Farmland Partners Inc., a Maryland corporation.

3.              Term of Lease. The lease term shall begin on the IPO Closing Date and shall end on December 31, 201   (the “Term”). This Agreement shall be deemed to be terminated at the expiration of the Term unless renewed in writing by each of the parties hereto.

4.              Rent. Tenant shall pay to Landlord rent totaling $                   per year, due in full in a lump-sum payment on March 1 of each year of the Term (the “Rent”); provided, however, that the Rent for the first year of the Term shall be due no later than 10 business days after the IPO Closing Date.

5.              Tenant Expenses; Taxes.  In addition to the Rent, Tenant will pay all expenses (collectively, the “Tenant Expenses”) for: (a) farming (including but not limited to seed, fertilizer, labor, fuel, machinery, trucking, electricity and insurance), (b) minor maintenance on land, wells and irrigation equipment and (c) all taxes and assessments levied on Tenant’s personal property located on the Farm during the Term, and to provide to Landlord on request satisfactory evidence of such payment.  Tenant shall also reimburse Landlord, no later than December 1st each year, for all real estate taxes, assessments and levies paid by Landlord in relation to the Farm for such year, including but not limited to real property and drainage taxes (collectively, the “Taxes”).

6.              Major Maintenance.  Landlord shall be responsible for major maintenance expenses and capital improvements, which costs shall be incurred directly by Landlord or by Tenant and then reimbursed to Tenant by Landlord, but only with Landlord’s prior written approval.

7.              Use; Improvements.  Tenant shall have the right to reasonably use the Farm, and all irrigation equipment, and improvements owned by Landlord and located on the Farm as described in Appendix A, for the planting, growing and harvesting of agricultural crops and any uses incidental to the Tenant’s business and for no other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  All irrigation equipment and improvements located on the Farm, and all water pumped or otherwise extracted from the Farm, shall be used for purposes of farming only the Farm.  Tenant shall not construct any improvements on the Farm without the prior written consent of Landlord.

8.              Easements.  This Agreement is made by Landlord and accepted by Tenant subject to any and all valid and subsisting easements and rights-of-way affecting in any manner the Farm, which are apparent or visible on the ground or are reflected of record in the office of the County Clerk of the county in which the Farm is situated, to which reference is hereby made.

9.              Condition of the Farm.  TENANT HEREBY ACCEPTS THE FARM IN ITS PRESENT CONDITION, “AS IS,” “WHERE IS” AND WITH ALL FAULTS AND DEFECTS, WHETHER KNOWN OR UNKNOWN.  LANDLORD HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE FARM.

10.       Tenant Duties and Conditions. Tenant agrees to conduct all activities authorized by this Agreement in accordance with good husbandry and reasonable farming practices of the community in which the Farm is located, and otherwise in material compliance with all applicable local, state, and federal laws, rules and regulations.  In furtherance thereof, but not by way of limitation, Tenant will, at Tenant’s expense:

(a)         prepare the land and plant, manage and harvest crops as agreed on in a timely fashion, as weather conditions permit;

(b)         control wind and water soil erosion, control weeds and protect desirable vegetation in all areas of the Farm, including, but not limited to, providing labor and customary farm equipment for the maintenance of existing watercourses, waterways, ditches, drainage areas, terraces, tile drains, fence rows, building lots, grassed waterways, wildlife cover, shrubs and trees, and abstaining from any practice which will cause damage to the Farm;

(c)          follow an agreed upon tillage program for each of the crops planted, that is in compliance with such soil conservation and surface residue requirements as prescribed by the Farm Service Agency conservation plan;

(d)         maintain the Farm’s fertility by applying sufficient fertilizers, including, but not limited to, phosphorus and potassium, in amounts at least equal to Tenant’s crop removal amounts and upon request furnish to Landlord, or its agent, copies of all invoices related to such maintenance fertilizer application, accompanied by any “as applied” GPS mapping information available to Tenant;

(e)          provide to Landlord, upon request, a written annual summary of crop yields, including crop insurance information showing yields, and any GPS harvest and yield mapping information available to Tenant, and a written annual summary of all pesticides used on the Farm, including the product name, amount, date of application, location of application and any available GPS “as applied” maps;

(f)           obtain soil tests for all cropland at a minimum of once every four years, and upon request provide Landlord with copies of all such tests;

(g)          comply with all local, state and federal regulations regarding water usage, pesticide and fertilizer application, groundwater contamination, manure disposal, and hazardous waste storage or disposal, including compliance with any related recordkeeping requirements;

(h)         protect Landlord’s property rights from encroachment by any third parties and prohibit any public use of the land without the prior written consent of the Landlord; and

(i)             inform Landlord within 48 hours following any damage to crops, buildings or improvements by any natural or man-made disaster.

If Tenant fails to comply with the foregoing requirements, Landlord may, after giving Tenant 10 days’ written notice of such failure, enter the Farm and take any reasonable action that Landlord deems necessary to protect Landlord’s interest in the Farm.  Tenant agrees to reimburse Landlord on demand for the reasonable cost of such action.

11.       Property Damage.  Tenant shall be responsible for all damage to or destruction of the Farm, irrigation equipment and improvements caused by Tenant’s operations or by any act or omission of Tenant, or any person or entity authorized or permitted by Tenant to enter the Farm, or by reason of Tenant’s failure to comply with the terms of this Agreement.  Tenant shall pay Landlord, from time to time upon demand by Landlord to Tenant, the actual amount of such damages incurred by Landlord.  In addition to the payment of damages, Tenant shall restore the Farm, irrigation equipment and/or improvements to as near their original condition as is reasonably practicable, normal wear and tear excepted.

Tenant shall pay Landlord for any actual damages caused by or resulting from Tenant’s operations or by any act or omission of Tenant or any person or entity authorized or permitted by Tenant to enter on the Farm which result in the contamination or pollution of the Farm or any adjacent property, and Tenant shall also restore the Farm to as near the condition that the Farm was in prior to the contamination or pollution thereof as is reasonably practicable or as may be ordered or mandated by governmental authority.

12.       Government Programs. The participation in any offered program of the United States Department of Agriculture (the “USDA”) or other federal, state, or county government agencies for crop production control, soil and water conservation, wildlife habitat, wetland or prairie restoration, or other purposes shall be at Landlord’s option and Tenant shall comply with all requirements of any such programs. Tenant agrees to preserve the cropland acreage bases allowed under USDA program provisions and shall not combine the Farm with another farm unit for governmental program purposes without the prior written consent of the Landlord.

13.       Reimbursement of Crop Expenses. Landlord shall reimburse Tenant at the termination of this Agreement for fieldwork done and for other crop costs incurred for crops to be harvested after the termination of this Agreement. The amount of any such reimbursement will be based on current custom rates for field operations, unless other rates have been agreed upon in writing by each of the parties hereto.

14.       Insurance.  For the term of this Agreement, Tenant shall maintain insurance with a carrier acceptable to Landlord, insuring Tenant while performing on the Farm for the following types and in the stated amounts:  (a) Crop Insurance in commercially reasonable amounts; (b) Workers’ Compensation Insurance (if applicable) in conformance with applicable law; and (c) Comprehensive General Liability with limits of not less than $1,000,000.00 per occurrence.  For the insurance type in (c) above, Tenant agrees that all applicable insurance policies shall name the Landlord as an additional insured, and to give Landlord notice of any termination of coverage at least five calendar days prior to any termination.  The deductible on any insurance policies listed above shall not exceed $20,000.00.  The required insurance coverages are minimum insurance requirements to be maintained by Tenant hereunder and do not (and shall not be construed to) (i) void or limit the indemnity obligations or other contingent liabilities of Tenant in this Agreement, or (ii) represent in any manner a determination or recommendation of the insurance coverages that Tenant should or should not maintain for Tenant’s own protection.  Such insurance coverages are herein required of Tenant, and are to be provided by Tenant, in support of such indemnity obligations and other contingent liabilities of Tenant and in recognition that Tenant is and shall be engaged in potentially dangerous activities which could cause harm to Landlord’s property.  All insurance policies reflecting such coverages shall be issued by reliable insurance carriers licensed or otherwise authorized to do business in the State of [Illinois/Nebraska] and satisfactory to Landlord.  Upon request, Tenant shall furnish Landlord with certificates of insurance, endorsements or other written evidence (as Landlord may request) reflecting such insurance coverages and endorsements, but the election of Landlord not to request same shall not waive the rights of Landlord under this Agreement.  Upon request, Tenant shall provide Landlord with certified, complete copies of all insurance policies reflecting coverages that Tenant is required by this Agreement to carry.  Landlord shall not be responsible or liable for and is hereby released from the payment of any deductibles, co-insurance penalties, defense costs or self-insured retentions set forth in such policies.

15.       Right of Entry and Inspection.  Landlord may enter the Farm at any reasonable time for the purpose of consulting with Tenant, viewing the property, making repairs or improvements, or for other reasonable purposes that do not interfere with Tenant’s ability to carry out regular farming operations. Upon properly served notice of termination of this Agreement, Landlord reserves the right to enter the Farm and perform fall tillage, seeding, fertilizing or other customary seasonal operations after Tenant has completed the harvesting of crops.

16.       Mechanics’ Liens. Tenant shall keep the Farm free from liens arising from work performed for, materials furnished to, and obligations incurred by Tenant.

17.       Transfer of Interest. Tenant agrees neither to lease or sublet any part of the Farm nor to assign this Agreement, in whole or in part, directly or indirectly, nor to sublease any or all of the property described herein, without, in each case, the prior written consent of Landlord.  This Agreement shall be binding upon the heirs, assignees, or successors in interest of both parties.  If Landlord should sell or otherwise transfer title to the Farm, Landlord will do so subject to the provisions of this Agreement.

18.       Default; Remedies.  If Tenant fails to pay Rent when due, fails to perform any of its obligations under this Agreement, or otherwise shall be in breach of this Agreement, Landlord shall have the right to immediately terminate this Agreement, and to immediately remove Tenant from possession of the Farm, in addition to any other remedies and damage recovery it might be entitled to at law or in equity and notwithstanding, and as a waiver and bar to, any defenses to which Tenant may be entitled at law or in equity.

19.       Changes in Lease Terms. The conduct, representation, or statement of either party, by act or omission, shall not be construed as an alteration of this Agreement until such provision is reduced to writing and executed by both parties as an addendum or amendment to this Agreement.

20.       Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally, by fax or electronic mail (with a confirming copy sent within one business day by any other means described in this paragraph), to the party designated to receive such notice, or on the date following the day sent by a nationally recognized overnight courier, or on the third business day after the same is sent by certified mail, return receipt requested.

21.       Indemnity. TENANT AGREES TO INDEMNIFY, DEFEND, PROTECT AND HOLD LANDLORD HARMLESS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COSTS (INCLUDING BUT NOT LIMITED TO ATTORNEY AND EXPERT FEES), EXPENSES, DAMAGES, LOSSES, CAUSES OF ACTION OR SUITS FOR DAMAGES ARISING OUT OF INJURY TO PERSONS (INCLUDING DEATH) AND INJURY OR DAMAGE TO OR LOSS OF ANY PROPERTY OR IMPROVEMENTS CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, NEGLIGENCE PER SE, STRICT LIABILITY, OR ANY OTHER TORTIOUS ACT OR OMISSION AND/OR BREACH OF CONTRACT BY TENANT, ITS AGENTS, EMPLOYEES, SERVANTS, CONTRACTORS OR ANY PERSON ACTING UNDER ITS DIRECTION OR CONTROL.  FURTHER, LANDLORD SHALL NEVER BE LIABLE FOR ANY CLAIMS, DEMANDS,

COSTS, EXPENSES, DAMAGES, LOSSES, CAUSES OF ACTION OR SUITS FOR DAMAGES BECAUSE OF INJURY TO PERSONS OR PROPERTY ARISING OUT OF THE NEGLIGENCE, GROSS NEGLIGENCE, NEGLIGENCE PER SE, STRICT LIABILITY OR ANY OTHER TORTIOUS ACTS OR OMISSIONS AND/OR BREACH OF CONTRACT BY TENANT, ITS AGENTS, EMPLOYEES, SERVANTS, CONTRACTORS OR ANY PERSON ACTING UNDER ITS DIRECTION AND CONTROL ON THE FARM.  IN THE EVENT LANDLORD SHALL RESORT TO A COURT OF LAW OR TO ARBITRATION OR MEDIATION TO ENFORCE OR INTERPRET ANY PROVISION, COVENANT, CONDITION, DUTY, OBLIGATION OR COMMITMENT, WHETHER EXPRESSED OR IMPLIED, ARISING OUT OF THIS AGREEMENT, THEN TENANT SHALL REIMBURSE LANDLORD FOR ALL DAMAGES, LOSSES, COSTS, FEES AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPERT WITNESS FEES, INCURRED IN SUCH SUIT, ARBITRATION OR MEDIATION.

22.       Reserved Minerals. There is excepted from this Agreement, and Landlord hereby reserves unto Landlord and Landlord’s successors and assigns, all oil, gas and other minerals of every kind, in, on and under, and that may be produced from, the Farm (“Reserved Minerals”).  There is excepted from this Agreement, and Landlord hereby reserves unto Landlord and Landlord’s successors and assigns, the following:  (a) use and possession of the surface of the Farm, including the right of ingress to and egress from the Farm, for the purpose of exploring, prospecting, drilling, mining (including open-pit mining), excavating, developing and operating the Farm for Reserved Minerals and producing, storing, treating, processing and removing Reserved Minerals from the Farm; (b) the right to drill, complete and produce water wells on the Farm for the purpose of obtaining and using underground fresh water in connection with the exploration, prospecting, drilling, mining, excavation, development and operation of the Farm for Reserved Minerals and in the production and removal of Reserved Minerals therefrom; (c) the right to drill, complete and use water and waste injection wells on the Farm for the purpose of disposing of fresh water, saltwater and other extraneous substances as may be encountered in the search for and production of Reserved Minerals; (d) the equal and concurrent right to use, at Landlord’s risk, any roads hereafter constructed by Tenant on the Farm for the purposes specified above in this paragraph; and (e) the right to execute leases for the exploration, development and production of the Reserved Minerals.  Landlord agrees to reimburse Tenant for any actual damage Tenant may suffer for crops destroyed by the activities referred to in the preceding sentence and to release Tenant from obligation to continue farming the Farm when development of Reserved Minerals interferes materially with Tenant’s opportunity to make a satisfactory return.

23.       Holding Over. If Tenant continues to occupy the Farm after the expiration or other termination of the Term, such holding over will, unless otherwise agreed by Landlord in writing, constitute a tenancy at will at a daily rental rate of $500 per day.  The parties expressly agree that any amounts received by Landlord from Tenant due to Tenant’s holding over are independent of any other damages, whether consequential or liquidated, that Landlord may receive as part of Tenant’s holding over.

24.       Bankruptcy.  Each term, covenant and condition contained in this Agreement constitutes a vital and integral part of this Agreement, has been agreed to by Tenant to induce Landlord to enter into this Agreement with Tenant, and constitutes a valuable consideration for Landlord to execute and deliver this Agreement to Tenant, without any of which Landlord would not have executed and delivered this Agreement to Tenant.  In the event that Tenant should file for voluntary bankruptcy or insolvency or for reorganization, or should some third party force Tenant into involuntary bankruptcy or insolvency for the benefit of creditors in any court pursuant to any statute of the United States or any State, or should Tenant enter into an agreement with creditors for the appointment of a receiver or trustee, covering all or a portion of Tenant’s interest in the Farm, then upon the occurrence of any of the above events, Landlord may, by giving 10 days’ written notice to Tenant, terminate this Agreement and, in the event that all Rent has not been paid in accordance with Section 4 of this Agreement, forfeit Tenant’s interest in any and all crops then growing on the Farm.  Such termination and forfeiture of this Agreement shall not relieve Tenant of any obligations and duties that Tenant owed or had yet to perform under this Agreement at the time of such termination and forfeiture, including the obligation to pay rent (together with interest thereon) to Landlord due prior to such cancellation and termination.  Nothing herein shall be deemed an election of remedies or a waiver of any other rights or remedies available at law or in equity.

25.       Severability.  If any provision of this Agreement is determined by a court having lawful jurisdiction to be illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby.  It is the intention of the parties that if any provision of this Agreement is so held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible that is legal, valid and enforceable.

26.       No Partnership. It is understood and agreed that this Agreement shall not be deemed to be nor intended to give rise to a partnership relationship.

27.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of [Illinois/Nebraska], without regard to its conflict of laws rules.

28.       Time.  Time is of the essence in this Agreement.

29.       Headings and Gender.  The headings and captions used in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

30.       Entire Agreement.  Except for any implied covenants, conditions or duties imposed upon Tenant by law, this Agreement constitutes the entire agreement between Landlord and Tenant relating to the Farm and supersedes any and all prior proposals, agreements, representations and understandings, whether written or oral, relating to the Farm.

31.       Lease Memorandum.  Landlord and Tenant have executed an instrument of even date herewith entitled “Memorandum of Farm Lease,” which refers to the existence of this

Agreement.  The referenced Memorandum may, but is not required to, be filed of record in the County in which the Farm is located in lieu of this Agreement.  In the event any term or provision of the referenced Memorandum is in conflict or inconsistent with any term or provision of this Agreement, the terms and provisions of this Agreement shall prevail and control to the extent of such conflict or inconsistency.

32.       Agreement. It is further understood that both parties have read the terms and provisions of this Agreement and have agreed to abide by the terms and provisions herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first written above.

Landlord:	Tenant:

Appendix A

Description of the Farm